Exhibit 10.2

Adamas Pharmaceuticals, Inc.
Amended and Restated Executive Severance Plan
1.Purpose and Eligibility. This Amended and Restated Executive Severance Plan (the “Plan”) is intended to provide severance benefits to employees of Adamas Pharmaceuticals, Inc. (the “Company”) who hold the title of Vice President or above (each, a “Participant”). The Plan is effective as of March 30, 2017. The Plan amends and restates in its entirety the Executive Severance Plan of the Company.
2.Eligibility for Benefits.
(a)General Rules. Subject to the requirements set forth in the plan, the Company will grant severance benefits under the Plan to Participants.
(1)For purposes of the Plan, a Participant is a Regular Employee of the Company who holds a position at the level of Vice President or above on the date of termination of his or her employment.
(2)In order to be eligible to receive any benefits under the Plan, a Participant must remain on the job and satisfactorily provide services to the Company until the date of his or her Qualifying Termination or CIC Termination, as applicable, as scheduled by the Company (which date need not be the same for each Participant).
(3)In order to be eligible to receive any benefits under the Plan, a Participant must sign and not revoke a release of claims agreement (the “Release”), in the form provided by the Company.
(b)Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is a Participant, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in any of the following circumstances, as determined by the Company in its sole discretion:
(1)The employee has executed an individually negotiated employment or separation contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, will be governed by the terms of such individually negotiated employment or separation contract or agreement.
(2)The Company terminates the employee’s employment for Cause.
(3)The employee voluntarily terminates employment with the Company other than for Good Reason in connection with a CIC Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
(4)The employee’s employment is terminated as a result of his or her death or disability.
(5)The employee is offered an identical or substantially equivalent or comparable position with the Company or an affiliate of the Company. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the employee substantially the same level of responsibility and compensation.

(6)The employee is rehired by the Company or an affiliate of the Company prior to the date benefits under the Plan are scheduled to commence.
(7)The employee has not signed the Company’s standard form of confidential information and inventions assignment agreement (“Proprietary Agreement”) covering the employee’s period of employment with the Company (and with any predecessor) and/or does not confirm in writing that he or she is and will remain subject to the terms of that agreement.
3.Severance Benefits not in Connection with a Change in Control. In the event of a Qualifying Termination that is not a CIC Termination, a Participant will be eligible for severance benefits consisting of (a) a cash severance payment, and (b) continuation of health benefits for certain periods, as follows:
(a)Cash Severance: The cash severance payment shall be calculated as a multiple of the Participant’s monthly base salary as in effect immediately before termination of employment, and shall be paid in the form of salary continuation on the Company’s regular payroll dates.
(1)For a Tier I Participant and a Tier II Participant, the multiple shall be 12; and
(2)For a Tier III Participant, the multiple shall be 9.
(b)Health Benefits: The health benefits shall consist of the payment or reimbursement of premiums for continued medical coverage (“COBRA”) for a Participant and his or her eligible dependents for the period during which salary continuation payments are provided in subsection (a) above, or until the Participant and his or her dependents are eligible for other employer-provided medical coverage, if earlier (such applicable period is referred to herein as the “COBRA Payment Period”). The amount of payment or reimbursement shall equal the amount, if any, by which such premiums exceed the amount payable by active employees in the same plan. The Participant must timely enroll for COBRA coverage and must otherwise remain eligible for such coverage under the medical plan(s) then-offered by the Company. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment or reimbursement of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the Participant for the COBRA premiums, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions. If the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease.
4.Severance Benefits in Connection with a Change in Control. In the event of a CIC Termination, a Participant will be eligible for severance benefits consisting of (a) a cash severance payment, (b) a pro-rata annual bonus payment, (c) continuation of health benefits for certain periods; (d) full acceleration of all equity awards outstanding at the time of the Change in Control, and (e) extension of the time period to exercise vested stock options following termination, as follows:
(a)Cash Severance: The cash severance payment, payable in the form of a lump sum, shall be calculated as a multiple of the sum of (i) the Participant’s annual base salary as in effect immediately before termination of employment plus (ii) the Participant’s annual target bonus.

(1)For a Tier I Participant, the multiple shall be 1.5; and
(2)For a Tier II Participant and a Tier III Participant, the multiple shall be 1.
(b)Pro-Rata Annual Bonus: The pro-rata annual bonus payment, payable in the form of a lump sum payment, shall be calculated as a pro-rata portion of the current fiscal year annual (short-term) bonus based on the number of full months worked in the fiscal year in which the CIC Termination occurs through the date of the CIC Termination, and assuming performance at target for all metrics.
(c)Health Benefits: Health benefits shall consist of the payment or reimbursement of premiums for COBRA coverage for a Participant and his or her eligible dependents for a period of 18 months in the case of the Tier I Participant, and 12 months for Tier II and Tier III Participants, or such earlier time as the Participant is eligible for other employer-provided medical coverage (such applicable period is referred to herein as the “CIC COBRA Payment Period”). The amount of payment or reimbursement shall equal the amount, if any, by which such premiums exceed the amount payable by active employees in the same plan. The Participant must timely enroll for such COBRA coverage and otherwise remain eligible under the medical plan(s) then-offered by the Company. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment or reimbursement of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the Participant for the COBRA premiums, the Company will instead pay the Participant, on the first day of each month of the remainder of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions. If the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease.
(d)Equity Award Acceleration. All time-based equity awards outstanding at the time of a Change in Control of the Company (to the extent such awards are outstanding, assumed, substituted or otherwise continued in connection with a Change in Control, each an “Assumed Award”) shall receive full acceleration on vesting and full release of any restrictions. All performance-based equity awards that are Assumed Awards shall also be fully vested, with performance metrics determined assuming the higher of actual or target-level achievement on all performance metrics.
(e)Extension of Option Exercise Period. Each Assumed Award that is a stock option will remain exercisable by a Participant until the earlier of (i) one (1) year after the Participant’s CIC Termination date; and (ii) the expiration date of the stock option as stated in the applicable stock option agreement. If an Assumed Award is an incentive stock option (as defined in Section 422 of the Code) with an exercise price below the fair market value of a share of the Company’s Common Stock as of the date a Participant signs his or her Participation Notice, such incentive stock option will automatically convert to a nonstatutory stock option for tax purposes as of the date of such Participation Notice.
5.Certain Reductions. Any payments under the Plan shall be reduced by any severance benefit payable to the Participant under any other Company plan, program or agreement or that are provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Participant by the Company or an affiliate that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, or (ii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan.
6.Reemployment. In the event of a Participant’s reemployment by the Company or any other affiliate of the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.
7.Release Required; Form and Time of Payment. The Release required under Section 2(a)(3) of the Plan must be signed by the Participant, returned to the Company and become effective no later than 60 days after the date of the Participant’s termination of employment (the “Release Deadline”). No severance or other benefits will be paid or provided until the Release becomes effective and non-revocable (the “Release Effective Date”). In the case of salary continuation payments to be made pursuant to Section 3(a) and COBRA premium payments to be made pursuant to Sections 3(b) and 4(c), all payments that otherwise would have been made prior to the Release Effective Date shall be made in the next administratively practicable payroll period following the Release Effective Date. In the case of the lump sum cash payments to be made pursuant to Sections 4(a) and 4(b), such lump sum payments shall be paid in the next available payroll cycle, but in no event later than 20 days after the Release Effective Date.
All payments under the Plan shall be subject to, and made net of, applicable deductions and withholdings.
All payments are subject to the Participant’s continuing compliance with the Proprietary Agreement (as reflected in the Release), and to the Company’s policies on recoupment, as in effect from time to time.
8.Compliance with Section 409A. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be, to the maximum extent possible, excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts. To the extent not so exempt, the Plan (and any definitions in the Plan) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A, each payment of compensation under the Plan shall be treated as a separate payment of compensation.
Any reimbursements or in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
A termination of employment shall not be deemed to occur for purposes of the Plan providing for the payment of any amounts or benefits that are considered “deferred compensation” under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean ‘separation from service” within the meaning of Section 409A. If payment of any amount of nonqualified deferred compensation is triggered by a separation from service that occurs while the Participant is a “specified employee” (as such terms are defined in Section 409A), and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.
If the Release Deadline would begin in one calendar year and expire in the following calendar year, then any payments contingent on such Release shall be made in such following calendar year (regardless of the year of execution of such Release) if payment in such following calendar year is required in order to comply with Section 409A.
Notwithstanding the foregoing, the Company does not make any guarantees or other assurances of any kind with respect to the tax consequences or treatment of any amounts paid or payable to a Participant under the Plan.
9.Best After-Tax Provision. Except as otherwise expressly provided in an agreement between a Participant and the Company, if any payment or benefit a Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reductions in the payments and/or benefits will occur in the following order: (i) cash payments that are treated in full as a parachute payment under Treasury Regulation Section 1.280G-1, Q&A 24; (ii) equity-based payments and acceleration that are treated in full as a parachute payment; (iii) cash payments that are treated in part as a parachute payment; (iv) equity-based payments and acceleration that are treated in part as a parachute payment; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, clause (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 9. If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

10.Effect on Other Benefits/At-Will Status. Payments under the Plan shall not be considered compensation for purposes of any other compensation or benefit plan, program, or agreement of the Company or its affiliates. All other compensation and benefit plans and programs shall be governed by the applicable Company plan or agreement. The Plan does not create an employment relationship for any fixed term. The Plan shall not be deemed (i) to give any Participant or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
11.Definitions. For purposes of the Plan, the following terms have the following meanings:
(a)Board. The Board of Directors of the Company.
(b)Cause. A Participant’s (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii)  intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv)  unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v)  an act by the Participant which constitutes gross negligence, willful misconduct or insubordination in the course of employment; or (vi) the continued failure of the Participant to perform the essential duties and responsibilities of his or her position, after having received notice of the deficiencies and having had 30 days to cure such defects in performance. The determination that a termination of the employment of a Participant is either for Cause or without Cause will be made by the Company, in its sole discretion.
(c)CIC or Change in Control. A Change in Control of the Company shall have the same meaning for purposes of the Plan as defined in the Company’s 2014 Equity Incentive Plan, provided that such transaction also qualifies as a “change in ownership of a corporation” or a “change in ownership of a substantial portion of a corporation’s assets” as provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).
(d)CIC Termination. The voluntary termination by a Participant for Good Reason or the involuntary termination of a Participant other than for Cause, or by reason of death or disability, that occurs in connection with or within 12 months after a Change in Control of the Company.
(e)Good Reason. The occurrence of one of the following events without a Participant’s consent: (i) a decrease in a Participant’s base salary or target bonus by more than 10%, (ii) a material decrease in a Participant’s duties or responsibilities (but excluding a change in title or reporting relationship), (iii) a relocation of the Participant’s primary work location by more than 50 miles, or (iv) the Company’s failure to obtain an agreement from a successor to continue the Plan or to substitute for it a plan or other compensation arrangement that provides equivalent or greater benefits; provided, however, that to resign for Good Reason, a Participant must (1) provide written notice to the Company’s General Counsel within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for his or her resignation for Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Participant’s resignation from all positions he or she then holds with the Company is effective not later than 30 days after the expiration of the cure period.
(f)Qualifying Termination. The involuntary termination of a Participant, other than for Cause or by reason of death or disability.

(g)Regular Employee. An employee who is hired to work for the Company for an unspecified period of time. An employee is a Regular Employee only if the employee received and accepted a written offer of employment directly from the Company that expressly offered Regular Employee status.
(h)Representative. One or more members of the Board or persons designated by the Board prior to or in connection with a Change in Control, provided no such persons may be Participants.
(i)Tier I Participant. A Participant who is the Chief Executive Officer at the time of a Qualifying Termination or a CIC Termination, as applicable.
(j)Tier II Participant. A Participant who is the Chief Financial Officer, Chief Business Officer, General Counsel, Chief Medical Officer, Chief Operating Officer, or any other officer so designated by the Compensation Committee of the Board at the time of a Qualifying Termination or a CIC Termination, as applicable.
(k)Tier III Participant. A Participant who is a Vice President or Senior Vice President and who is not a Tier I Participant or a Tier II Participant at the time of a Qualifying Termination or a CIC Termination, as applicable.
12.Right to Interpret and Administer Plan; Amendment and Termination.
(a)Interpretation and Administration. The Plan Administrator is the Company. As Plan Administrator, the Company is the named fiduciary charged with the responsibility for administering the Plan. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan The Plan Administrator may delegate any or all of its administrative duties to an officer of the Company and any such delegation will convey with it the full discretionary authority of the Plan Administrator to carry out the delegated duties. The Company or the Plan Administrator will indemnify and hold harmless any person to whom it delegated its responsibilities; provided, however, such person does not act with gross negligence or willful misconduct. The rules, interpretations, computations and other actions of the Plan Administrator or its delegate will be binding and conclusive on all persons. Any references in the Plan to the “Plan Administrator” with respect to periods following the closing of a Change in Control shall mean the Representative.
(b)Amendment and Termination. The Plan Administrator reserves the right to amend or terminate the Plan at any time in its discretion; provided, however, that any amendment or termination of the Plan that would adversely affect a particular employee will not be effective as to such employee without his or her written consent if such amendment or termination is to occur upon or at any time following the occurrence of a Qualifying Termination or a CIC Termination, as applicable. In addition, the Plan will automatically terminate following the satisfaction of all of the Company’s obligations under the Plan.
13.Other Important Information.
(a)Source of Benefits. The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

(b)Prior Plans Superseded. The Plan supersedes any and all prior separation, change in control, severance and salary continuation arrangements, programs and/or similar plans that may previously have been offered or provided by the Company (and its predecessors-in-interest) to Participants.
(c)Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.
(d)Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
(e)Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof
14.Legal Construction.
The Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
15.Claims, Inquiries and Appeals.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Attn: General Counsel
Re: Severance Plan Claim
Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, CA 94608
(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 15(d) below.
This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Attn: General Counsel
Re: Severance Plan Appeal
Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, CA 94608
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;

(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 15(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 15(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Participant’s claim or appeal within the relevant time limits specified in this Section 15, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Adamas Pharmaceuticals, Inc. Amended and Restated Severance Plan
Employer Sponsoring Plan:	Adamas Pharmaceuticals, Inc. 1900 Powell Street, Suite 750 Emeryville, CA 94608
Employer Identification Number:	42-1560076
Plan Number:	543
Plan Year:	Calendar Year
Plan Administrator:	Adamas Pharmaceuticals, Inc. c/o General Counsel 1900 Powell Street, Suite 750 Emeryville, CA 94608 Telephone No. (510) 450-3500
Agent for Service of Legal Process:	Plan Administrator, at the above address
Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits
Plan Costs:	The cost of the Plan is paid by Adamas Pharmaceuticals, Inc.
Type of Administration:	Self-administered by the Plan Administrator